EXHIBIT (b)1(k)

AMENDMENT TO THE BY-LAWS OF

NORTHWESTERN MUTUAL SERIES FUND, INC.

ADOTPED MAY 4, 2006

Effective May 4, 2006, Section 2.01 of the By-laws are hereby amended to read as follows:

2.01. General Powers and Number.

The business and affairs of the corporation shall be managed by its Board of Directors. The number of directors of the corporation shall be not more than seven and not fewer than three, as the Board may establish from time to time. The Board may elect a Chairman of the Board, who, when present, shall preside at all meetings of the stockholders and the Board of Directors.